Exhibit 10.1

LSI INDUSTRIES INC.

FY 2006 CORPORATE OFFICER INCENTIVE COMPENSATION PLAN

December 30, 2005

A.	The Incentive Compensation Plan for FY 2006 is designed essentially in the form of the plan which was in effect for fiscal year 2005. Consistency of plan design, simplicity, measurability, and the ability to communicate the plan so that each Corporate Officer understands how it works is considered to be very important.

B.	The Incentive Compensation Plan covers all Corporate Officers of LSI Industries.

C.	The FY 2006 Incentive Plan is a discretionary plan, which has been approved by the Compensation Committee of the LSI Board of Directors. This Plan provides for bonus awards that are completely at the discretion of the Compensation Committee.

A graduated scale of bonus potential (stated as a percentage of base wage or salary) is identified at the indicated levels of achievement of an incentive plan performance driver — see page three of this document. While the percentage achievement of an incentive plan performance driver may be used as rough guidelines for determination of the bonus award, the fact of the matter is that the bonus award is completely discretionary. Factors such as the Corporate Officer’s Attitude, Performance, and Contribution to the profitability and success of LSI, as well as the overall profitability of LSI Industries Inc. will be some of the subjective and objective factors considered in determination of the final bonus award. The Chief Executive Officer shall submit a recommended list of Corporate Officer bonus awards to the Compensation Committee for adjustment and/or approval. The amount of the bonus award is completely discretionary, and may be equal to, less than, or greater than the guideline bonus award computed as described above, or may be zero.

D.	Similar to the fiscal 2005 incentive plan, for Guideline Purposes (only) the 2006 Incentive Plan shall utilize the below listed performance driver for calculation of the guideline bonus shall be as follows:

Corporate Officers

100%	Corporate Performance (Operating Income)

E.	If the Corporate Officer is recommended to receive an amount other than the calculated guideline bonus amount, the reason for such decrease or increase must be communicated when the bonus recommendations are submitted to the Compensation Committee. If the Compensation Committee determines that the total bonus pool for the year should be either decreased or increased, that is a valid reason for any Corporate Officer’s actual bonus award to be either below or above the calculated guideline bonus amount.

F.	Corporate Officers hired subsequent to the beginning of the fiscal year shall participate in the incentive plan on a pro-rated basis for each full month of employment during the fiscal year. For example, an employee hired on September 5th would be pro-rated based upon working nine full months (October through the following June) during the fiscal year and would have a calculated guideline bonus amount equal to 75% (9 months divided by 12 months) of the normal guideline bonus amount.

G.	Bonus recipients must be employed in August on the day when bonus checks are handed out for the fiscal year just recently ended. Employees who terminate on or before the August bonus payment date are generally not eligible for a bonus, unless a discretionary decision is made.

H.	Any type of leave of absence will result in a pro-rata reduction of the guideline bonus award. Leaves of absence include time away from work for reasons of short term disability, FMLA leave, military leave, or other leave of absence.

I.	Employees who retire at normal retirement age or under an LSI approved plan of retirement will be eligible to receive a pro-rated guideline bonus payment based upon regular hours worked compared to 2,080 hours in a fiscal year.

J.	If an eligible employee becomes disabled (as defined by Social Security) or dies during a fiscal year, the employee’s beneficiary will be considered for a pro-rata guideline bonus payment based upon regular hours worked compared to 2,080 hours in a fiscal year.

K.	Bonus payments are subject to assignment laws or other laws that require payment of the bonus to someone other than the employee (IRS tax levies, child support arrearages, etc.). LSI will comply with all applicable assignment laws.

L.	LSI does not guarantee the payment of the bonus. The bonus will be paid only to the extent that the assets and cash flow of the Company are sufficient to do so in the opinion of the Company.

M.	Although LSI currently intends and expects to continue the bonus program, it reserves the right to amend, reduce, modify, interpret or discontinue all or part of it at any time with or without reason as it deems advisable.

N.	The bonus should not be construed to create or imply the existence of a contract of employment or for any benefit, and LSI is under no obligation to maintain the bonus plan.

O.	The Corporate Officer’s base salary rate in effect April 30th shall be used to calculate the guideline bonus amount.

P.	There is to be straight line interpolation of actual achievement as compared to plan when determining the Guideline Bonus %.

LSI INDUSTRIES INC.

FY 2006 Incentive Plan — Guideline Bonus Potentials

	% Plan Achievement	Guideline Bonus %
Corporate Officer	100%	20%
	110%	35%
	120%	50%

COMPUTATIONAL EXAMPLE

Consider a Corporate Officer whose salary is $100,000 and whose potential guideline bonus percentages at the indicated levels of plan achievement are as follows:

100%	20% guideline bonus potential
105%	27-1/2% guideline bonus potential
108%	32% guideline bonus potential
110%	35% guideline bonus potential
115%	42-1/2% guideline bonus potential
120+%	50% guideline bonus potential

The following examples would represent potential guideline bonus awards for this Corporate Officer given the indicated percentage achievement of Corporate operating income:

Example
#1	Corporate Operating Income (105% achievement) 27-1/2% x $100,000	=	$27,500

#2	Corporate Operating Income (122% achievement) 50% x $100,000	=	$50,000

#3	Corporate Operating Income (108% achievement) Employee was hired September 15th of the current fiscal year 32% x $100,000 x 75%	=	$24,000

The actual discretionary bonus award may be equal to, less than, greater than this guideline bonus, or may be zero.